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                                                                   EXHIBIT 10.3

                          TECHNOLOGY LICENSE AGREEMENT

         This License Agreement ("Agreement") is made and entered into as of the October 23, 1998, by and between SurgiJet, Inc., a California corporation ("Company") and VisiJet, Inc., a California corporation ("LICENSEE"), with respect to the following facts:

         A. COMPANY has invented or possesses the rights to the inventions set forth in Exhibit A ("Devices");

         B. LICENSEE desires to obtain from COMPANY, and COMPANY desires to grant to LICENSEE, pursuant to the terms and conditions herein, a license in and to such devices and any and all technology related thereto.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. DEFINITIONS

         1.1 Device. The term "Devices" as used in this Agreement shall mean those Devices invented by COMPANY and described on EXHIBIT A attached hereto. The use of the plural may be substituted by the use of the singular where necessary for interpretation of the terms of this Agreement.

         1.2 Technology. The term "Technology" as used in this Agreement shall mean all information, data and know-how, including, but not limited to, inventions, creations, idea, discoveries, copyrights, mask works, programs, and trade secrets, in whatever form or medium, owned or developed by COMPANY, relating to the Devices, and all improvements, modifications, enhancements, refinements and the like thereto (whether patentable or unpatentable) owned or developed by COMPANY, and all United States and foreign patent applications and patents, whether filed or issued now or in the future, with respect thereto.

         1.3 "Net Sales" means the gross revenue derived by LICENSEE and/or its sublicensees from any products utilizing the Technology or based all or substantially on the Devices, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such products by LICENSEE or its sublicensees, are included in such gross revenue, and are separately billed:

                  (a) Import, export, excise and sales taxes, and custom duties;

                  (b) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

                  (c) Costs of installation at the place of use; and

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                  (d) Credit for returns, allowances, or trades.

         1.4 "Licensed Field of Use" means the medical and surgical fields related to ophthalmological applications.

         1.5 "Licensed Territory" means the territory set forth is EXHIBIT B attached hereto.

         1.6 "Exclusive" means that, subject to any provisions to the contrary in this Agreement, COMPANY shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

2. GRANT OF LICENSE

         COMPANY hereby grants to LICENSEE an Exclusive license (including the right to grant sublicenses) in and to the Devices and the Technology, within the Licensed Field of Use and the Licensed Territory, for a period of twenty five
(25) years from the date hereof, for the purposes of making, having made, using and selling the Devices.

3. FEES, ROYALTIES AND SUBLICENSING ROYALTIES

         3.1 Payment. As consideration for the license granted hereunder, LICENSEE shall pay to COMPANY earned royalties on Net Sales as follows: five percent (5%) of the Net Sales for such period of time equal to the duration of the license contemplated under this Agreement (the "Running Royalties"). All Running Royalties shall be paid by LICENSEE to COMPANY on or before 45 days after March 31st, June 30th, September 30th and December 31st of each calender year of the license contemplated is this Agreement, and shall be submitted together with a statement of Running Royalties for each such applicable period setting forth the calculation thereof.

         3.2 Running Royalties on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. All royalty payments to COMPANY shall be in U.S. Dollars. All non U.S. taxes related to royalty payment shall be paid by LICENSEE and are not deductible from the payments due COMPANY.

         3.3 In the event of any sublicense pursuant to Article 10 herein, LICENSEE shall pay to COMPANY one-half of all royalties received by LICENSEE from its sublicensees is excess of that which is payable to COMPANY pursuant to this Article 3. LICENSEE may retain the remainder of such income from sublicensees.

         3.4 Cessation of Payment. If on the date (the "Two Year Date"), which is two (2) yeas after the day first set forth above, there does not exist a valid United Sates patent showing COMPANY as the inventor and covering any one or more aspects of the Devices, then from and after the Two Year Date no Fees, Royalties or Sublicensing Royalties shall be due or payable by LICENSEE to COMPANY pursuant to Section 3.1 above for the affected Devices, but the license

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granted by COMPANY to LICENSEE pursuant to Article 2 above shall remain is full force and effect. In addition, if on the Two Year Date there does exist a valid United Sates patent showing COMPANY as the inventor and covering any one or more aspects of the Devices, but at any date thereafter there is no patent covering one or more aspects of the Devices that is valid or enforceable, then from and after such date no Fees, Royalties or Sublicensing Royalties shall be due or payable by LICENSEE to COMPANY pursuant to Section 3.1 above for the affected Devices, but the license granted by COMPANY to LICENSES pursuant to Article 2 above shall remain is full force and effect. Notwithstanding either of the immediately foregoing sentences, if at any time after the Two Year Date LICENSEE desires to make or have made the Devices, and such making or having made the Devices would not (without regard to any license, covenant not to sue, consent or other agreement or arrangement with any third party) infringe any proprietary rights of any third party, then LICENSEE will pay COMPANY Fees, Royalties and Sublicensing Royalties reduced by a rate negotiated in good faith by LICENSEE and COMPANY.

3A. ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

         3A.1 Beginning with the first sale of any products utilizing the Technology or based all or substantially all on a Device, LICENSEE shall make quarterly written reports (even if there are no sales) and Running Royalty payments to COMPANY on the dates set forth in Article 3. The reports shall be in a form of mutually agreeable to the parties and shall state the number, description, and aggregate Net Sales of Licensed Products during such completed calendar quarter, and resulting calculation pursuant to Article 3 of the Running Royalty payment due COMPANY for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include the payment due COMPANY for the Running Royalty for the calendar quarter covered by such report.

         3A.2 LICENSEE agrees to keep and maintain records for a period of three
(3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by COMPANY from time to time to the extent necessary to verify the reports provided for in Paragraph 3A.1. Such examination is to be made by COMPANY or its designee, at the expense of COMPANY, except is the event that the results of the audit reveal an under-reporting of royalties due COMPANY of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

4. PRODUCT PROTOTYPE DEVELOPMENT

         4.1 COMPANY's Contribution. COMPANY shall provide to LICENSEE all Technology ('including, without limitation, all schematics and technical and other information) owned, known or possessed by it. COMPANY shall use its best efforts to cooperate and assist is the development of the prototype of that Devices. Unless otherwise specifically agreed to in writing by LICENSEE, COMPANY shall not be entitled to any compensation or reimbursement of expenses (other than the Fees, Royalties and Sublicensing Royalties as provided for is Article 3 above) in consideration of the foregoing.

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         4.2 LICENSEE'S Contribution. LICENSEE shall use its best efforts to develop prototypes of the Devices and to provide the programming necessary for the operation of the Devices. LICENSEE'S failure to satisfy either of the foregoing obligations shall not be or be deemed to be a breach of this Agreement, but the license granted by COMPANY to LICENSEE pursuant to Article 2 above shall revert to COMPANY, subject to the obligation of COMPANY to reimburse LICENSEE for any and all expenses incurred by LICENSEE in connection with the filing of any patent applications with respect to the Devices, with such reimbursement to come from any movies obtained by COMPANY from exploiting (whether by license, sale or otherwise) the Devices, with the understanding that all such movies shall first go to LICENSEE until LICENSEE has been fully reimbursed for any and all such expenses.

5. WARRANTIES

         5.1 Standing. COMPANY represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all corporate powers necessary to own its assets and property and to carry on its business as so owned and conducted.

         5.2 Authority. COMPANY represents and warrants that it has full power and authority to execute and deliver this Agreement, to grant the license granted herein and to perform its obligations hereunder.

         5.3 Negation of Warranties. Nothing in this Agreement is or shall be construed as:

                  (a) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted or contemplated by this Agreement is or will be free from infringement of patents, copyright, and other rights of third Parties;

                  (b) An obligation to bring or prosecute actions or suit against third parties for infringement, except to the extent and in the circumstances described in Article 8; or

                  (c) An obligation to furnish any technology or technological information other than that contemplated herein.

         5.4 Except as expressly set forth is this Agreement, COMPANY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

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6. PATENT APPLICATIONS AND PATENTS

         To the extent LICENSEE determines that one or more aspects of the Devices are patentable, LICENSEE shall file and prosecute or cause to be filed and prosecuted one or more applications for a United States patent or patents covering one or more aspect of the Devices. LICENSEE shall have the right to file and prosecute or cause to be filed and prosecuted one or more applications for a foreign patent or patents covering one or more aspects of the Devices. COMPANY shall be shown as an inventor of record on all such United States and foreign patent applications and all United States and foreign patents issued thereon shall be subject to the Patent License Agreement entered into by the COMPANY and the LICENSEE concurrently herewith. All costs and expenses relating to, and the control of (including, without limitation, matters relating to filing, prosecution, reissue, reexamination and withdrawal) such patent applications shall be the exclusive responsibility of LICENSEE in its sole and absolute discretion.

7. CONFIDENTIALITY

         7:1 Obligation. COMPANY and LICENSEE each acknowledge that this Agreement may require the disclosure by the other to it of the other's confidential and proprietary information ("Confidential Information"). COMPANY and LICENSEE each shall at all times regard and preserve such Confidential Information as secret and confidential and shall not publish or disclose any of such Confidential Information in any manner to any third parry without the prior written consent of the other party in each instance, which consent ,may not be unreasonably withheld.

         7.2 Non-Confidential Information. The following shall not be considered to be Confidential Information: (i) information that is publicly known or which becomes publicly known through no fault of either party; (ii) information that is lawfully obtained by either party from a third party (which itself lawfully obtained the Confidential Information and has no obligation of confidentiality); and (iii) information that is in the lawful possession of a party, as documented by its records, prior to such information having been initially disclosed by the other party. COMPANY and LICENSEE shall bear the burden of proof with respect to establishing that any of its claimed Confidential Information falls within any of the foregoing exceptions.

         7.3 Publication. Neither COMPANY nor LICENSEE shall publish or arrange for the publication in any scientific, trade or other publication information concerning the Technology without the other's prior written consent is each instance, which consent may not be unreasonably withheld.

         7.4 Injunctive Relief. COMPANY and LICENSEE each acknowledges that in the event of any breach or default by it of this Article 7, the other party, in addition to any other available rights or remedies, shall be entitled to specific performance, injunctive relief and any other equitable remedy.

8. INFRINGEMENT

         In the event that either party learns of facts which it concludes might constitute an actual, threatened or alleged infringement ("Infringement") of any of COMPANY's or LICENSEE'S rights in or to the Devices or the Technology by any

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third party, the party, learning of such facts shall promptly notify the other party is writing, setting forth such facts and the basis for its conclusion, and shall include is such notice any other reasonably available evidence in support thereof. The Infringement shall be treated as follows:

         8.1 Pursuit by Licensee. LICENSEE shall have the obligation to take all appropriate action against the infringing party and LICENSEE shill pay all costs and expenses (including without limitation attorneys' fees and costs of investigation and experts) incurred in connection with such action. Any legal counsel engaged by LICENSEE shall be reasonably satisfactory to COMPANY. COMPANY, at LICENSEE's expense, shall have the right to participate in, and, to the extent that it may wish, to jointly assume the prosecution of such action with counsel reasonably satisfactory to LICENSEE. LICENSEE shall obtain the consent of COMPANY prior to settling any such action. If LICENSEE shall fail to take all appropriate action as specified hereunder, then COMPANY shall have the right to take such action and LICENSEE shall pay or reimburse COMPANY for all costs and expenses (including without limitation attorneys' fees and costs of investigation and experts) incurred in connection with such action.

         8.2 Proceeds. Any proceeds from any settlement or judgment of any infringement claim, action, suit or proceeding brought by LICENSEE shall be allocated and/or paid within thirty (30) days of receipt thereof as follows: (i) first to reimburse LICENSEE (and COMPANY, pari passu to the extent that it has not otherwise been reimbursed for attorneys' fees, costs and expenses incurred in connection with participation in the prosecution of such infringement) for attorneys' fees and other costs and expenses reasonably incurred in connection with the prosecution or other efforts to terminate the infringement pursuant to the terms of this Agreement; and (ii) thereafter, the remainder shall be divided equally between the parties.

         8.3 Equitable Relief. Any equitable relief, including, without limitation, declaratory and injunctive relief, whether or not obtained in conjunction with the recovery of monetary damages, shall inure to the benefit of both COMPANY and LICENSEE.

         8.4 Nominal Plaintiff. Notwithstanding any provision of this Article 8, in the event any infringement action, suit or proceeding is brought hereunder by either party to enforce any rights in or to the Devices or the Technology, each party, if legally necessary, shall, upon the written request of the other party, be named, joined and participate therein as a nominal plaintiff.

9. TERMINATION

         9.1 LICENSEE may terminate this Agreement only by giving COMPANY notice, in writing at least thirty (30) days in advance of the effective date of the proposed termination selected by LICENSEE, of good cause for termination of the Agreement, and COMPANY fails to remedy any such cause within thirty (30) days after such notice. For the purposes of this Section 9.1, the term "good cause" shall mean the failure or breach of any representation or warranty made by COMPANY in Article 5 of this Agreement, with the exception that LICENSEE shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge before the effective date of this Agreement.

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         9.2      COMPANY may terminate this Agreement if LICENSEE:

                  (a) Is in default in payment of royalty or providing of reports;

                  (b) Becomes a bankrupt or is insolvent;

                  (c) Is in breach of any provision hereof; or

                  (d) Provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within
(30) days after written notice thereof by COMPANY.

         9.3      Surviving any termination are:

                  (a) LICENSEE's obligation to pay royalties accrued or accruable;

                  (b) Any cause of action or claim of LICENSEE or COMPANY, accrued or to accrue, because of any breach or default by the other party; and

                  (c) All of LICENSEE's covenants and agreements contained herein with respect to confidentiality and secrecy.

10. SUBLICENSES

         10.1 LICENSEE may grant sublicenses during the term of the license of any Devices or Technology contemplated hereunder as set forth herein and only pursuant to express written consent of COMPANY, such written consent not to be unreasonably withheld.

         10.2 If LICENSEE ix unable or unwilling to serve or develop any of the Devices or Technology contemplated hereunder and for which there are willing sublicensees, LICENSEE will, at COMPANY'S request, negotiate in good faith all necessary sublicenses hereunder.

         10.3 Any sublicenses granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

                  (a) Sublicense terms and conditions shall reflect that any sublicensees shall not further sublicense; and

                  (b) The royalty rate specified in the subliceases may be at a higher rate than the rate in this Agreement.

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Any such subliceases also shall expressly include the provisions of all Articles of this Agreement for the benefit of COMPANY and provide for the transfer of all obligations, including the payment of royalties specified in such sublicenses, to COMPANY or its designee, in the event that this Agreement is terminated.

         10.4 LICENSEE agrees to provide COMPANY a copy of any sublicense granted pursuant to this Article 10.

11. FAILURE TO EXPLOIT THE DEVICES

         If LICENSEE fails to market the Devices for any continuous period of two (2) years, then the license granted by COMPANY to LICENSEE pursuant to
Article 2 , above shall revert to COMPANY.

12. NOTICE

         All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

                  To COMPANY:       SurgiJet, Inc.
                                    34B Mauchly Street
                                    Irvine, CA 92718

                  To LICENSEE:      VisiJet, Inc.
                                    34B Mauchly Street
                                    Irvine, CA 92718

         Either party may change its address upon written notice to the other party.

13. CONSTRUCTION

         13.1 This Agreement shall be governed by the laws of the United States and of the state of California applicable to agreements negotiated, executed and performed wholly within California.

         13.2 The failure of COMPANY to enforce at say time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waver of such provisions, rights, or elections or in any way to affect the validity of this Agreement.

         13.3 It is mutually agreed that this Agreement contains the entire Agreement between the parties hereto applying to the matters herein contained, and that the same has been entered into in reliance upon only the provision contained herein and not upon any representations by either of the parties; that this Agreement shall supersede all representations, agreements, statements and understandings relating to such matters made prior to execution of his Agreement, and that this Agreement can only be amended by as Agreement in writing executed by all of the parties hereto.

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         13.4 The rule of construction that an agreement shall be interpreted against the drafting party shall not apply to this Agreement. In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

14. ASSIGNMENT

         This Agreement may not be assigned.

15. ARBITRATION

         15.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

         15.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and COMPANY within thirty
(30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and non-appealable and may be entered in any court having jurisdiction thereof.

         15.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

         15.4 Any arbitration shall be held at the place then designated by the COMPANY, California, unless the parties hereto mutually agree in writing to another Place.

16. RELATIONSHIP OF PARTIES

         Each party shall conduct all business in such party's own name as as independent contractor. No joint venture, partnership, employment, agency or similar arrangement is hereby created between the parties. Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever.

17. SEVERABILITY

         If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreeement legal, valid or otherwise shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

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18. AMENDMENT AND WAIVER

         Neither this Agreement nor any of its provisions may be amended, changed, modified or waived except in a writing duly executed by the party to be bound thereby.

19. FURTHER ASSURANCES

         The parties shall shall execute any and all additional documents and instruments and shall take any and all other actions necessary or desirable to carry out the intent and purpose of this Agreement.

20. COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representative.

SURGIJET, INC.


By: /S/ REX E. DOHERTY
    ------------------
Name: Rex E. Doherty
Title: Chairman


VISIJET, INC.


By: /S/ REX E. DOHERTY
    ------------------
Name: Rex E. Doherty
Title: President

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                                    EXHIBIT A
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Devices related to ophthalmic applications of fluid jet technology.

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                                    EXHIBIT B
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The Licensed Territory is worldwide.